Exhibit 10.17

RETENTION AND SEVERANCE AGREEMENT

THIS RETENTION AND SEVERANCE AGREEMENT is entered into as of June 27, 2008, by and between NTN Buzztime, Inc. and Kendra Berger (“Employee”).

WHEREAS, the Company desires to continue to retain the services of Employee;

WHEREAS, the parties desire to enter into this Retention and Severance Agreement (this “Agreement”) to set forth certain terms and conditions under which Employee may be eligible to receive retention and severance payments in the event of her employment continuation and termination;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein and other good and valuable consideration, the sufficiency of which is acknowledged, the Company and Employee hereby agree as follows:

1. Retention Bonus. The Company shall pay Employee a retention bonus equal to three months of Employee’s then current annual base salary (the “Retention Bonus”) in a lump sum cash payment on September 1, 2008 (subject to applicable payroll taxes and other withholding), provided Employee continues as of that date to serve as an employee of the Company.

2. Severance Payment. If Employee’s employment is terminated by the Company without Cause during the period from June 1, 2008 to May 31, 2009 and subject to the Company’s receipt of an effective release executed by Employee in a form acceptable to the Company (the “Release”), Employee shall be entitled to be paid a cash amount equal to the greater of $15,000 or the amount payable under NTN Buzztime’s executive severance formula or six months of Employee’s then current annual base salary (the “Severance Payment”), subject to applicable payroll taxes and other withholding. The Severance Payment shall be payable in one lump sum within 10 days of the effective date of the Release, provided that in any event such payment must be paid within 60 days of Employee’s “separation of service” (as defined under Internal Revenue Code Section 409A) subject to the Company’s receipt of an effective Release.

3. Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean as reasonably determined by the Company’s Board of Directors, (i) any act of personal dishonesty taken by Employee in connection with her responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of Employee and is reasonably likely to result in material harm to the Company, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (ii) a willful act by Employee which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by Employee of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company’s belief that Employee has willfully violated her obligations to the Company.

4. No Employment Contract. This Agreement shall not be deemed to constitute a contract of employment for any specific term or period, nor shall any provision hereof affect the right of the Company to discharge Employee at will.

5. Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereof and, as such, fully supersedes any and all prior agreements or understandings, whether oral or written, between Employee and the Company pertaining to the subject matter addressed in this Agreement. To the extent any term or condition of this Agreement conflicts with any term or condition of any other agreement between the parties, whether written or oral, this Agreement shall prevail.

6. Choice of Law. This Agreement shall be governed by the laws of the State of California without giving effect to the principle of choice of law thereof.

7. Tax Matters. Employee is responsible for payment of all taxes (including any interest and penalties) legally imposed upon her in connection with benefits provided under this Agreement, and the Company shall have no liability to Employee or any other party with respect to any such tax or amount. All benefits and payments provided hereunder are subject to applicable tax and other withholdings required by law, and they will be made net of such withholding amounts. Notwithstanding anything to the contrary in this Agreement, to the extent that any benefits or payments provided hereunder constitute “deferred compensation” under Internal Revenue Code Section 409A (and any guidance, whenever issued, thereunder) and Employee is a “specified employee” (also as defined thereunder) of the Company, no distribution or payment of any amount shall be made before a date that is six months following the date of Employee’s “separation from service” (also as defined in Section 409A) or, if earlier, the date of the Employee’s death. To the extent any delay in payment is required under the preceding sentence, the amounts that would otherwise have been required to be made during such period of delay shall accumulate during such period and shall be paid within five business days after the end of such period.

8. Arbitration. Any controversy arising out of or relating to this Agreement or an alleged breach of this Agreement shall be submitted to arbitration in San Diego County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 8. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

9. Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

June 27, 2008	/S/ KENDRA BERGER
Date	KENDRA BERGER

June 27, 2008	/S/ GARY ARLEN
Date	NTN BUZZTIME, INC.